Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com
XILINX ANNOUNCES Q1 FISCAL 2013 RESULTS;
Q1 SALES INCREASE 4% SEQUENTIALLY

SAN JOSE, CA, July 18, 2012-- Xilinx, Inc. (Nasdaq: XLNX) today announced first quarter fiscal 2013 sales of $582.8 million, up 4% sequentially and down 5% from the first quarter of the prior fiscal year. First quarter fiscal 2013 net income was $129.8 million, or $0.47 per diluted share.

The Xilinx Board of Directors announced a quarterly cash dividend of $0.22 per outstanding share of common stock, payable on August 29, 2012 to all stockholders of record at the close of business on August 8, 2012.

Additional first quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q1 FY 2013	Q4 FY 2012	Q1 FY 2012	Q-T-Q	Y-T-Y
Net revenues	$582.8	$559.0	$615.5	4%	(5)%
Operating income	$164.6	$147.5	$188.3	12%	(13)%
Net income	$129.8	$122.4	$154.4	6%	(16)%
Diluted earnings per share	$0.47	$0.44	$0.56	7%	(16)%

“Sales from our 28-nm products are off to an excellent start, as we are realizing the advantages of our breakout portfolio that now includes not only FPGAs but our pioneering All Programmable 3DICs and SoCs. In the June quarter, sales from these products, including Virtex®-7 and Kintex™-7 FPGAs, Virtex®-7 3D IC, and Zynq™-7000 SoC products, increased significantly, passing our $10 million milestone. We continue to expect the 28-nm node to be Xilinx's most successful ever,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “In addition, gross margin remained very healthy during the quarter at 66.0%. This was at the high end of our forecast due primarily to a continued focus by the Company on yield improvement and cost reduction.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q1 FY 2013	Q4 FY 2012	Q1 FY 2012	Q-T-Q	Y-T-Y
North America	30%	32%	30%	(4)%	(5)%
Asia Pacific	35%	31%	35%	16%	(6)%
Europe	26%	27%	26%	2%	(5)%
Japan	9%	10%	9%	1%	(5)%

Note: The end market categories have been restated to reflect the reclassification of Data Center customers into the Communications category. End market categories have also been renamed to be more descriptive and to better reflect actual composition of sales. Additionally, the product categories represented below have been modified to make categories more meaningful given new product introductions and maturing of products. For comparative purposes, we have provided supplemental information on our website at www.investor.xilinx.com that presents results based on previous classifications.

Net Revenues by End Market:

	Percentages			Growth Rates
	Q1 FY 2013	Q4 FY 2012	Q1 FY 2012	Q-T-Q	Y-T-Y
Communications & Data Center	45%	43%	46%	8%	(9)%
Industrial, Aerospace & Defense	34%	37%	34%	(5)%	(6)%
Broadcast, Consumer & Automotive	16%	15%	14%	12%	14%
Other	5%	5%	6%	11%	(19)%

Net Revenues by Product:

	Percentages			Growth Rates
	Q1 FY 2013	Q4 FY 2012	Q1 FY 2012	Q-T-Q	Y-T-Y
New	17%	13%	9%	31%	78%
Mainstream	43%	44%	49%	4%	(16)%
Base	36%	39%	37%	(5)%	(10)%
Support	4%	4%	5%	10%	(19)%

Products are classified as follows:

New products: Virtex‐7, Kintex‐7, Zynq-7000, Virtex‐6, Spartan™‐6, products
Mainstream products: Virtex‐5, Spartan‐3 and CoolRunner(TM)‐II products
Base products: Virtex‐4, Virtex‐II, Virtex‐E, Virtex, Spartan-II, Spartan, CoolRunner and XC9500 products
Support products: Configuration solutions, HardWire, Software & Support/Services
Key Statistics:
(Dollars in millions)

	Q1 FY 2013	Q4 FY 2012	Q1 FY 2012
Annual Return on Equity (%)*	19	21	25
Operating Cash Flow	$163	$208	$238
Depreciation Expense	$15	$15	$14
Capital Expenditures	$8	$20	$14
Combined Inventory Days	99	110	117
Revenue Turns (%)	55	57	57

*	Return on equity calculation: Annualized net income/average stockholders’ equity

Highlights - June Quarter Fiscal 2013

•
Xilinx extended its 28-nm leadership by announcing initial shipments of the Virtex-7 H580T FPGA, the world's first 3D heterogeneous all programmable product. Virtex-7 HT devices use Xilinx's stacked silicon interconnect (SSI) technology to deliver the industry's highest bandwidth FPGAs, featuring up to sixteen 28 Gbps and seventy-two 13.1 Gbps transceivers, making them the only single-chip solutions for addressing key Nx100G and 400G line card applications and functions.

•
Xilinx announced first shipments of its Artix™-7 FPGA family. The new devices extend the reach of FPGA technology to applications requiring performance capabilities traditionally served by Virtex-class FPGAs, but the form-factor of small, low-cost programmable devices. Artix-7 devices are securing design wins in a number of applications including portable medical, hand-held radio and small cellular base stations.

•
New Product sales increased 31% sequentially with strong growth from our 28-nm, 40-nm and 45-nm families. These product families have achieved widespread customer adoption in applications such as: Communications, Data Center, Aerospace and Defense and Broadcast.

Business Outlook - September Quarter Fiscal 2013
•Sales are expected to be down 4% to 8% sequentially.

•	Gross margin is expected to be approximately 66%.

•	Operating expenses are expected to be approximately $220 million, including $2 million of amortization of acquisition-related intangibles.
•Other income and expense is expected to be an expense of approximately $8 million.
•Fully diluted share count is expected to be approximately 274 million.

•	September quarter tax rate is expected to be approximately 16%.

Conference Call
A conference call will be held today at 2:00 p.m. Pacific Time to discuss the first quarter financial results and management's outlook for the September quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 94512167. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our programmable platforms, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the September quarter for fiscal 2013. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

#1256F
Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2012	March 31, 2012	July 2, 2011
Net revenues	$582,784	$558,973	$615,463
Cost of revenues	198,411	187,577	223,132
Gross margin	384,373	371,396	392,331
Operating expenses:
Research and development	121,447	115,240	106,017
Selling, general and administrative	96,201	91,261	96,396
Amortization of acquisition-related intangibles	2,148	1,981	1,623
Litigation	—	15,400	—
Total operating expenses	219,796	223,882	204,036

Operating income	164,577	147,514	188,295
Interest and other expense, net	9,672	7,126	7,811
Income before income taxes	154,905	140,388	180,484
Provision for income taxes	25,074	17,983	26,110
Net income	$129,831	$122,405	$154,374
Net income per common share:
Basic	$0.49	$0.46	$0.58
Diluted	$0.47	$0.44	$0.56
Cash dividends per common share	$0.22	$0.19	$0.19
Shares used in per share calculations:
Basic	263,055	263,261	265,313
Diluted	273,820	276,166	276,077

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2012	March 31, 2012 *
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,743,127	$1,917,627
Accounts receivable, net	257,944	214,965
Inventories	193,316	204,866
Deferred tax assets and other current assets	107,793	112,851
Total current assets	2,302,180	2,450,309
Net property, plant and equipment	388,721	394,982
Long-term investments	1,399,684	1,209,228
Other assets	402,646	409,603
Total Assets	$4,493,231	$4,464,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$303,460	$275,774
Deferred income on shipments to distributors	56,700	67,002
Total current liabilities	360,160	342,776
Convertible debentures	911,135	906,569
Deferred tax liabilities	477,622	463,045
Other long-term liabilities	40,234	44,047

Stockholders' equity	2,704,080	2,707,685
Total Liabilities and Stockholders' Equity	$4,493,231	$4,464,122

*	Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended
	June 30, 2012	March 31, 2012	July 2, 2011
SELECTED CASH FLOW INFORMATION:
Depreciation	$14,603	$14,702	$13,698
Amortization	4,267	4,327	3,710
Stock-based compensation	17,608	18,909	13,767
Net cash provided by operating activities	162,946	208,491	237,694
Purchases of property, plant and equipment	8,342	19,670	13,789
Payment of dividends to stockholders	58,066	49,991	50,456
Repurchases of common stock	90,707	—	65,654
Proceeds from issuance of common stock to employees and excess tax benefit	9,027	48,784	31,450

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,728	$1,686	$1,310
Research and development	8,623	9,065	6,487
Selling, general and administrative	7,257	8,158	5,970